Exhibit 19

Fortitude Gold Corporation

Insider Trading Policy

I.	PURPOSE

Fortitude Gold Corporation’s (the “Company”) Insider Trading Policy (this “Policy”) helps its directors, officers and employees comply with insider trading laws, to prevent even the appearance of improper insider trading and to promote compliance with the Company’s obligation under Item 408 of Regulation S-K to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Company insiders.

II.	SCOPE

A.	This Policy applies to all directors, officers and employees of the Company, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.	Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

III.	SPECIFIC GUIDANCE

A.	Generally Prohibited Activities. The prohibitions below apply to actions an Insider may take directly or indirectly through family members or other persons or entities.

1. Trading in Company Securities.

a. No Insider may buy, sell, donate or otherwise transact in Company securities while aware of material nonpublic information concerning the Company.

b. No Insider may buy, sell, donate or otherwise transact in Company securities during any special trading blackout period applicable to such Insider as designated by the Compliance Officer.

2.

Tipping.  Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.

3. Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

4. Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

5. Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.

6. Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.

7. Trading on Margin or Pledging. No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.

8. Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) buy, sell, donate or otherwise transact in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

B.	Additional Restrictions Applicable to Section 16 Individuals and Key Employees.

1. No Section 16 Individual or Key Employee (each as defined below) may buy, sell, donate or otherwise transact in Company securities outside of the Company trading window described in Section V.B. below.

2. No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section V.C.1 below.

C.	Exceptions.

The prohibited activities above do not apply to:

1. Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations, provided that any securities acquired pursuant to such exercise may not be sold, including as part of a broker-assisted cashless exercise, while the Insider is in possession of material nonpublic information or subject to a special trading blackout or, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is closed.

2. The vesting of restricted stock, or the exercise of a tax withhold right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, provided that any securities acquired pursuant to such vesting may not be sold while the Insider is in possession of material nonpublic information or subject to a special trading blackout or, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is closed.

3. Acquisitions or dispositions of Company securities under the Company’s Equity Incentive Plan or any other individual account that are made pursuant to standing instructions entered into while the Insider is not in possession of material nonpublic information or otherwise subject to a special trading blackout and, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is open.

4. Other purchases of securities from the Company or sales of securities to the Company that do not involve a market transaction.

5.  Purchases, sales or donations made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section VII).

IV. DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC

A. Definition of “Material” Information.

1. There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information.

2. In general, information about the Company should be considered “material” if:

●	A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or

●	The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3. It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

4. While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:

●	Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance.

●	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.

●	Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.

●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

●	Major discoveries or significant changes or developments in products or product lines, research or technologies.

●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

●	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.

●	Significant changes in senior management.

●	Actual or threatened major litigation, or the resolution of such litigation.

●	An imminent change in the Company’s credit rating by a rating agency.

●	The contents of forthcoming publications that may affect the market price of Company securities.

●	Significant breaches of information technology systems or other events impacting cybersecurity.

B.	Definition of “Nonpublic” Information.

Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information.

C.	Consult the Compliance Officer for Guidance.

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

V.	ADDITIONAL PROVISIONS FOR SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.	Definitions of Section 16 Individuals and Key Employees.

1.

“Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their respective family members and others in their households.

2.	“Key Employees” – The following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:

●	Active employees of the Company who have met or currently meet the eligibility requirements to receive awards from the Company’s Equity Incentive Plan; and
●	Any other individual designated from time to time by the Compliance Officer, the Board or the Committee as a Key Employee.

Employees and other individuals who are recipients of stock option and/or restricted stock unit awards from the Committee that are broad-based or special awards from the CEO or other authorized officer under a pool of stock options or restricted stock units established by the Committee shall not be considered Key Employees unless they also meet one or more of the conditions set forth in the preceding two bullets.

B.	The Trading Window.

1.

Trading Only While Trading Window is Open.  Section 16 Individuals and Key Employees may buy, sell, donate or otherwise transact in Company securities only while the Company’s trading window is open. In general, the Company’s trading window opens after the close of trading on the first full trading day following the Company’s public announcement of annual or quarterly earnings. The trading window remains open until fifteen trading days prior to the Company’s planned public announcement of annual earnings and remains open until ten trading days prior to the Company’s planned public announcement of quarterly earnings.

2.

No Trading While Aware of Material Nonpublic Information.  Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until the close of trading on the first full trading day following the Company’s widespread public release of such information.

3.

Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section V.C.2 below; provided that no hardship exceptions may be authorized with respect to the cooling-off periods set forth in Section VII.B.5.

C.	Procedures for approving trades by Section 16 Individuals and Hardship Cases.

1.	Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:

a.	the individual has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);
b.

the individual has certified to the Compliance Officer in writing, no more than three business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company; and

c.	the Compliance Officer has approved the proposed trade(s).

The notice and certification required by this Section V.C.1, and the Compliance Officer’s approval thereof, shall be given using the form attached hereto as Exhibit A. During the approval period identified in the notice and certification, provided that the facts referred to in Section V.C.1.b remain correct, the Section 16 Individual may execute the trade set forth in such notice and certification. Once the approval period identified in the notice and certification has expired, a new notice and certification pursuant to this Section V.C.1 must be given in order for the Section 16 Individual to trade in Company securities.

2.

Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardships only after:

a.	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and

b.  the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

3.

Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.

4.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, hardship applicants or the Compliance Officer.

VI.	COMPLIANCE OFFICER

The Company has designated the Chief Executive Officer as the individual responsible for administration of this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following:

A.	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

B. Reviewing and either approving or denying all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section V.C.1 above.

C.	After discussing with the blackout assessment team, designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.

D.	Providing copies of this Policy and other appropriate materials to all new Insiders.

E.	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.

F.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

VII.	RULE 10b5-1 TRADING PLANS

A.	General Information.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans and must satisfy several conditions set forth in Rule 10b5-1.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan without complying with new conditions and timing limitations set forth in Rule 10b5-1. Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

B.	Specific Requirements.

1.

Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer or his or her designee. Section 16 Individuals wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section V.C.1 above.

2.

Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout

3.	Trading Window. Section 16 Individuals and Key Employees may establish a Rule 10b5-1 plan only when the Company’s trading window is open.

4.

Limitations on Number of Rule 10b5-1 Plans. An individual may not establish overlapping Rule 10b5-1 plans and must limit the use of single-trade plans (i.e., a plan covering a single trading event) to one during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1.

5.	Cooling-Off Periods.

a.

Section 16 Individuals must observe a cooling-off period between the date a Rule 10b5-1 plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to the later of (i) 90 days and (ii) 2 business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification).

b.

All other employees who are not subject to Section VII.B.5.a. must observe a cooling-off period between the date a Rule 10b5-1 plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to at least 30 days.

VIII.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, or if the Company’s trading window is closed at the time of termination, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened. The pre-clearance procedures specified in Section V.C.1 above, however, will cease to apply to transactions in the Company’s securities upon the opening of the Company’s trading window and/or expiration of any special trading blackout period, at which point the provisions set forth in Section V.B.1 above shall no longer apply.

IX.	POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS

A.	Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.

B.	Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	Reporting of Violations.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Board of Directors, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

X.	MISCELLANEOUS

This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.

Receipt and Acknowledgment

Upon first receiving a copy of the Insider Trading Policy of Fortitude Gold Corporation or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of a “Key Employee” must sign and return to the Company’s Compliance Officer the following receipt and acknowledgement.

I, _________________, hereby acknowledge that I have received and read a copy of the Insider Trading Policy of Fortitude Gold Corporation and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature Date

(Print Name)

Fortitude Insider Trading Policy 2-26-24

EXHIBIT A

FORTITUDE GOLD CORPORATION

INSIDER TRADING POLICY

Notice and Certification for Section 16 Individuals

To the Compliance Officer:

I hereby notify you of my intent to trade in securities of Fortitude Gold Corporation (the “Company”). The amount and nature of the proposed trade is as follows:

☐	Exercise_________ non-qualified stock options granted under the Company’s Equity Incentive Plan on __________;
☐	Sell in the open market shares of Company Common Stock currently held at (example: Fidelity; another broker; in certificated form);
☐	Purchase in the open market ____ shares of Company Common Stock;
☐	Gift shares of Company Common Stock to __________;
☐	Adopt a Rule 10b5-1 plan to sell shares granted on _____;
☐	Other (explain) _____________________________________________________

____________________________________________________________________________________________________________________________________

I understand that I am not authorized to trade in Company securities or adopt a Rule 10b5-1 plan in reliance upon this Notice and Certification until the same is approved by the Compliance Officer or his/her designee. I further understand that I am only authorized to complete my proposed trade or adopt my Rule 10b5-1 plan during the authorization period set forth in the approval below, and that if I have not completed my proposed trade or adopted my Rule 10b5-1 plan by the last date of the authorization period set forth below, I must submit a new Notice and Certification in order to trade in Company securities or adopt a plan.

I agree to notify the Compliance Officer within 24 hours after the execution of any cleared trade in Company securities so that the Company can provide reasonable assistance, as requested, in connection with the timely filing of forms required under Section 16 of the Exchange Act. The ultimate responsibility and liability for timely, complete and accurate filing of such forms, however, remains with the undersigned Section 16 Individual.

I hereby certify that I am not aware of material nonpublic information concerning the Company. I hereby certify that I am adopting a Rule 10b5-1 plan to sell [______] shares in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and that if I adopt a Rule 10b5-1 plan, I will do so during the authorization period and such plan will comply with the conditions set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Date: ________________Signature: _________________________

Print Name: ________________________

To be completed by Compliance Officer or his/her Designee

Approved by: _______________________

Date: _______________Authorization Period Begins:  ____________________

Authorization Period Ends: ______________________

(up to 4 business days after period begins)

Fortitude Insider Trading Policy 2-26-24